Exhibit 4.102

OURGAME INTERNATIONAL HOLDINGS LIMITED

SONIC FORCE LIMITED, BLINK MILESTONES LIMITED AND LIU JIANG

ELITE VESSELS LIMITED AND ZHANGRONGMING

PROSPER MACROCOSM LIMITED AND SHENDONGRI

ICONIC OCEAN LIMITED AND BAOYUEQIAO

GOLDEN LIBERATOR LIMITED AND LONGQI

CELESTIAL RADIANT LINMITED AND WULAN

北京联众互动网络股份有限公司

北京联众家园网络科技有限责任公司.

AND

CMC ACE HOLDINGS LIMITED

KONGZHONG CORPORATION

SHAREHOLDERS AGREEMENT

CONTENTS

Clause		Page

1.	INTERPRETATION	3

2	BOARD OF DIRECTORS	9

3	MATTERS REQUIRING INVESTORS CONSENT OR NO OBJECTION CONFIRMATION	12

4	ISSUE OF SHARES	15

5	TRANSFER OF SHARES	17

6	COMPANY'S GUARANTORS	23

7	INFORMATION RIGHTS	24

8	COVENANTS	25

9	MOST FAVORABLE TREATMENT	27

10	REGISTRATION RIGHTS	29

11	TERM AND TERMINATION	29

12	CONFIDENTIALITY	29

13	ANNOUNCEMENTS	30

14	GENERAL	31

15	ENTIRE AGREEMENT	31

16	ASSIGNMENT	32

17	NOTICES	32

18	GOVERNING LAW AND JURISDICTION	32

19	GOVERNING LANGUAGE	35

20	INDEMNITIES	36

SCHEDULE 1 FORM OF DEED OF ADHERENCE		37

SCHEDULE 2 FORM OF ARTICLES OF ASSOCIATION		39

SCHEDULE 3 MANAGEMENT INCENTIVE SHARES		40

SCHEDULE 4 OTHER COVENANTS		41

SCHEDULE 5 WARRANTIES		45

THIS AGREEMENT is made on 31 January 2014

AMONG:

(1)	Sonic Force Limited (威音有限公司), a company incorporated with limited liability in the British Virgin Islands (with registration number 1794726), whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands ("FounderCo 1A");

(2)	Blink Milestones Limited, a company incorporated with limited liability in the British Virgin Islands (with registration number 1793120), whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands ("FounderCo 1B");

(3)	Elite Vessels Limited, a company incorporated with limited liability in the British Virgin Islands (with registration number 1798138), whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands ("FounderCo 2");

(4)	Prosper Macrocosm Limited, a company incorporated with limited liability in the British Virgin Islands (with registration number 1793045), whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands ("FounderCo 3");

(5)	Iconic Ocean Limited, a company incorporated with limited liability in the British Virgin Islands (with registration number 1798146), whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands ("FounderCo 4");

(6)	Golden Liberator Limited, a company incorporated with limited liability in the British Virgin Islands (with registration number 1798144), whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands ("FounderCo 5");

(7)	Celestial Radiant Limited, a company incorporated with limited liability in the British Virgin Islands (with registration number 1793020), whose registered office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands ("FounderCo 6");

(8)	MR LIU JIANG, a resident of PRC (PRC identity number: 36011119680203****) ("Liu Jiang");

(9)	MR ZHANG RONGMING, a resident of PRC (PRC identity number: 11010819620714****) ("Zhang Rongming");

(10)	MR SHEN DONGRI, a resident of PRC (PRC identity number: 23230219721029****) ("Shen Dongri");

(11)	MR BAO YUEQIAO, a resident of PRC (PRC identity number: 33010619670404****) ("Bao Yueqiao");

(12)	Ms LONG QI, a resident of PRC (PRC identity number: 43010419771108****) ("Long Qi");

(13)	Ms WU LAN, a resident of PRC (PRC identity number: 21071119691112****) ("Wu Lan");

(14)	OURGAME INTERNATIONAL HOLDINGS LIMITED, an exempted company incorporated with limited liability in the Cayman Islands (with registration number 283325 ), whose registered office is at P.O Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands (the "Company");

(15)	北京联众互动网络股份有限公司，a company limited by shares incorporated under the law of the PRC (“VIE Entity”);

(16)	北京联众家园网络 科技有限责任公司 , a company limited by shares incorporated under the law of the PRC (“WFOE”);

(17)	CMC ACE HOLDINGS LIMITED, a company incorporated with limited liability in the Cayman Islands, whose registered office is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the "Investor 1 "); and

(18)	KONGZHONG CORPORATION, a company incorporated with limited liability in the Cayman Islands, whose registered office is at P.O Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. (the "Investor 2").

(FounderCo 1A, FounderCo 1B, FounderCo 2, FounderCo 3, FounderCo 4, FounderCo 5, and FounderCo 6 shall be collectively referred as the "FounderCos", and Liu Jiang, Zhang Rongming, Shen Dongri, Bao Yueqiao, Longqi and Wu Lan shall be collectively referred to as the "Founders", and Investor 1 and Investor 2 shall be collectively referred to as the "Investors".)

RECITALS:

(A)	The Company and the Investors entered into a Subscription Agreement on the same date of this Agreement (the "Subscription Agreement") pursuant to which Investor 1 and Investor 2 agreed to subscribe for Series A Preferred Shares comprising 20% and 10% of the issued share capital of the Company on a fully- diluted and as-converted basis, respectively. The remaining part of the issued share capital of the Company, comprising of Ordinary Shares, is held by the FounderCos;

(B)	As of the date of this Agreement, Liu Jiang owns 100% of the issued share capital of FounderCo 1A, Liu Jiang owns 100% of the issued share capital of FounderCo 1B, Zhang Rongming owns 100% of the issued share capital of FounderCo 2, Shen Dongri owns 100% of the issued share capital of FounderCo 3, Bao Yueqiao owns 100% of the issued share capital of FounderCo 4, Long Qi owns 100% of the issued share capital of FounderCo 5, and Wu Lan owns 100% of the issued share capital of FounderCo 6; and

(C)	As of the date of this Agreement, FounderCo 1A owns 25.70% of the issued share capital of the Company, FounderCo 1B owns 12.43% of the issued share capital of the Company, FounderCo 2 owns 28.77% of the issued share capital of the Company, FounderCo 3 owns 15.41% of the issued share capital of the Company, FounderCo 4 owns 7.30% of the issued share capital of the Company, FounderCo 5 owns 5.14% of the issued share capital of the Company, FounderCo 6 owns 5.25% of the issued share capital of the Company, in each case on a fully-diluted and as-converted basis. The Company owns 100% of the issued share capital of Lianzhong Holdings (Hong Kong) Limited ("HKCo"), a limited liability company incorporated under the laws of Hong Kong, and HKCo in turns owns 100% of the registered capital of the WFOE, which in turn owns, directly or indirectly, the controlling equity interests of the PRC Group Companies.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

"2013 Audited Accounts" has the meaning given in the Subscription Agreement;

“8.7% Share Options” shall mean the transfer all of the economic benefits associated with an aggregate 8.7% of the total issued share capital of the Company held by FounderCo 1B to members of the management of the Group, including the Existing Grantees in the percentages set forth therein;

"Actual 2014 Net Profit After Tax" shall be computed by the sum of (a) the Net Profit After Tax of the Group for the 12-month period ended 31 December 2014 as determined from the 2014 Audited Accounts, and adding back (b) Share-based Payment expenses (which should not exceeds RMB 20,000,000) and any IPO Expenses, which are actually incurred by the Company and recognized as expenses in the profit and loss statements during the year ended 31 December 2014 and deducting (c) income and expenses of the Group through or as a result of mergers and acquisitions, or other exceptional, extraordinary or non-recurring items;

"Affiliate" means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first mentioned person, where "control" means the power to direct or cause the direction of the management or policies of such company, whether through the ownership of more than 50 per cent of the voting power of such company, through the power to appoint a majority of the members of the board of directors or similar governing body of such company, through contractual arrangements or otherwise, and references to "controlled" or "controlling" shall be construed accordingly;

"Applicable Laws" means with respect to any person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Governmental Authority or stock exchange that is applicable to such person;

"Articles of Association" means the amended and restated memorandum and articles of association of the Company in the form set out in Schedule 2 and incorporating the rights, powers and preferences of the Series A Preferred Shares set out in Schedule 8 of the Subscription Agreement and the rights of the Investors under this Agreement, as the same may be amended, restated or replaced from time to time;

"Auditors" means Grant Thornton Hong Kong Limited as appointed by the Group to prepare the Audited Accounts of the relevant financial years;

"Bao Yueqiao" has the meaning given in the preamble;

"Board" means the Company Board or a Subsidiary Board as the context requires;

"Business" means the development, publishing and operation of integrated online games (inclusive of PC games and mobile games) and offline games in the PRC;

"Business Day" means a day other than a Saturday or Sunday or public holiday in the PRC or Hong Kong;

"Companies Law" means the Companies Law (2013 Revision) of the Cayman Islands;

"Company" has the meaning given in the preamble;

"Company Board" means the board of directors of the Company for the time being and from time to time;

"Confidential Information" means:

(a)	all information which relates to the business and affairs of any Group Company provided to the Investors or their Affiliates by the Company or any party;

(b)	all information of the Investors provided to the Company or any party; and

(c)	all information which relates to the provisions or subject matter of this Agreement and other Transaction Documents or any document referred to herein or the negotiations relating to this Agreement, but does not include information:

(i)	to the extent that it is or becomes generally known to the public not as a result of any breach of duty of confidentiality by the Receiving Party;

(ii)	that was lawfully in the possession of the Receiving Party prior to its disclosure by the Disclosing Party;

(iii)	that is or becomes available to the Receiving Party other than as a result of a disclosure by a person which the Receiving Party knows is in breach of a duty of confidentiality owed to the Disclosing Party; or

(iv)	that is independently developed by the Receiving Party without reference to Confidential Information;

"Completion" has the meaning given under the Subscription Agreement;

"Completion Date" has the meaning given under the Subscription Agreement;

“Controlling Shareholders” means collectively Mr. Liu and Mr. Zhang and FounderCo 1 A and FounderCo 2, and a “Controlling Shareholder” shall mean each of the Controlling Shareholders;

"Deed of Adherence" means the deed of adherence in the form set out in Schedule 1;

"Director" means a Company Director or a Subsidiary Director as the context requires;

"Disclosing Party" has the meaning given in Clause 13.3;

“Domestic Dividend” shall have the meaning given in the Subscription Agreement;

"Equity Securities" means, with respect to any person, such person’s capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests and options or other securities or obligations which are by their terms convertible into or exchangeable or exercisable for such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Existing Grantees” shall mean holders of equity interests in Tongshengcheng who are grantees of the 8.7% Share Options;

"Financial Year" means a financial year of the Company ending 31 December;

"FounderCo 1A" has the meaning given in the preamble;

"FounderCo 1B" has the meaning given in the preamble;

"FounderCo 2" has the meaning given in the preamble;

"FounderCo 3" has the meaning given in the preamble;

"FounderCo 4" has the meaning given in the preamble;

"FounderCo 5" has the meaning given in the preamble;

"FounderCo 6" has the meaning given in the preamble;

"FounderCos" has the meaning given in the preamble;

"Founders" has the meaning given in the preamble;

"Founders' Lock-up Period" has the meaning given in Clause 5.2.1;

"Government Authorities" means any foreign, national, provincial, municipal, county or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator;

"Group" means collectively the Company, the HKCo, the WFOE, the VIE Entity and the Subsidiaries as set out in Part B of Schedule 1 of the Subscription Agreement;

"Group Company" means each member of the Group;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Hong Kong Stock Exchange" means The Stock Exchange of Hong Kong Limited;

"HKCo" has the meaning given in the recitals;

"HKIAC" has the meaning given in Clause 19.2;

"IFRS" means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board from time to time;

“Indemnitees” shall have the meaning given in the Subscription Agreements;

"Investor 1" has the meaning given in the preamble;

"Investor 2" has the meaning given in the preamble;

"Investors" has the meaning given in the preamble;

"Investor Directors" shall mean the Directors appointed by the Investors in accordance with Clause 2.1.1, and each, an “Investor Director”.

"Liu Jiang" has the meaning given in the preamble;

"Long Qi" has the meaning given in the preamble;

"Management Incentive Shares" has the meaning given in Clause 3.1.3;

"Material Subsidiary" means each Subsidiary (a) whose total assets at the last day of the most recent fiscal quarter were equal to or greater than 20% of the total assets of the Company and its Subsidiaries on a consolidated basis as shown on the consolidated balance sheet of the Company and its Subsidiaries delivered pursuant to Clause 7.2.2, (b) whose net revenues for the most recent fiscal quarter were equal to or greater than 20% of the consolidated net revenues of the Company and its Subsidiaries for such fiscal quarter or (c) whose net profits for the most recent fiscal quarter were equal to or greater than 20% of the consolidated net profits of the Company and its Subsidiaries for such fiscal quarter;

"New Equity" has the meaning given in Clause 4.1.2;

"New Issuance Notice" has the meaning given in Clause 4.1.2;

"New Shareholder" has the meaning given in Clause 4.2;

“Non-competition Founders” means collectively the Founders and FounderCos directly or indirectly holds no less than 10% of the Shares of the Company on an fully diluted and as converted basis upon the Completion, and a “Non-competition Founder” shall mean each of the Non-competition Founders;

“Notice 75” means the Notice on Issuers Relating to the Administration of Foreign Exchange in Fund-raising and Round-trip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (《关于 境内居民通过境外特殊目的公司融资及返程投资外汇管理有关问题的通知》) promulgated by the State Administration of Foreign Exchange of the PRC (中华人民共和国国家外汇管理局), as amended or supplemented by other rules or notices issued by SAFE from time to time;

"Ordinary Shares" means the ordinary shares of par value USD 0.00005 each in the share capital of the Company;

"PRC" means the People's Republic of China excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan;

"Pre-emption Acceptance Notice" has the meaning given in Clause 4.1.4;

"Pre-emption Period" has the meaning given in Clause 4.1.4;

"Pre-emption Right" has the meaning given in Clause 4.1.1;

"Qualified IPO" means an initial public offering by the Company (or such other Group Company as the Investors and the Company may agree) of its shares on Hong Kong Stock Exchange or any other internationally recognised stock exchange mutually acceptable to the Company and the Investors in 2014 with a pre-offering valuation of the Group of at least USD200,000,000 and with aggregate offering proceeds (before deduction of underwriters’ commissions and expenses) of at least USD50,000,000, or with respect to an initial public offering after December 31, 2014, with a pre-offering valuation of the Group of at least USD300,000,000 and with aggregate offering proceeds (before deduction of underwriters’ commissions and expenses) of at least USD75,000,000;

"Put Shares" has the meaning given in Clause 6.2;

"Put Amount" has the meaning given in Clause 6.2;

"Put Date" has the meaning given in Clause 6.2;

"Put Notice" has the meaning given in Clause 6.1;

"Related Party" means (a) each of the Founders, (b) any of their Affiliates, (c) any shareholder, director or manager of any Group Company or any of their Affiliates, or (d) a person connected with any of the persons set out under the foregoing (a), (b) and (c) (including immediate family members);

"Renminbi" or "RMB" means the lawful currency of the PRC;

“SAFE” means the State Administration of Foreign Exchange of the PRC

"Series A Preferred Shares" means the series A convertible preferred shares of par value USD 0.00005 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association;

"Shares" means the Series A Preferred Shares and the Ordinary Shares and "Share" means any Series A Preferred Share or Ordinary Share;

“Share Charge” means the share charge to be entered into by FounderCo 1 A and FounderCo 2 on the Completion Date in favor of the Investors in respect of Ordinary Shares held by FounderCo 1 A and FounderCo 2 in the form set out in Schedule 12 of the Subscription Agreement;

"Share Equivalents" means any options or other securities or obligations which are by their terms convertible into or exchangeable or exercisable for Ordinary Shares in the capital of the Company;

"Shareholder" means any person registered in the register of members of the Company as the holder of a Share for the time being and "Shareholders" means all of the shareholders;

"Shen Dongri" has the meaning given in the preamble;

"Subscription Agreement" has the meaning given in the recitals;

“Subscription Price Per Share” has the meaning given in the Subscription Agreement;

"Subsidiary" means a subsidiary of the Company (as of the date of this Agreement including those listed in Part B of Schedule 1 of the Subscription Agreement) from time to time and "Subsidiaries" means all those subsidiaries;

"Subsidiary Board" means the board of directors (or similar governing body) of each Material Subsidiary for the time being and from time to time;

"Subsidiary Director" means a director for the time being of each Subsidiary including, where applicable, any alternate Subsidiary Director, and "Subsidiary Directors" shall be construed accordingly;

“Tongshengcheng” shall have the meaning given in the Subscription Agreement;

"Transaction Documents" means this Agreement, the Subscription Agreement, the Share Charge and the Articles of Association;

"Transfer" has the meaning given in Clause 5.1.1;

"US Dollar" or "USD" means the lawful currency of the United States of America;

"VIE Agreements" has the meaning given under the Subscription Agreement;

"VIE Entity" has the meaning given under the Subscription Agreement;

"WFOE" has the meaning given in the recitals;

"Wu Lan" has the meaning given in the preamble; and

"Zhang Rongming" has the meaning given in the preamble.

1.2	References

In this Agreement, a reference to:

1.2.1	a "subsidiary" means, with respect to a company, any other company, partnership, joint venture or other organization (a) in which the first mentioned company directly or indirectly owns more than 50 percent of the voting shares, registered capital or other equity interest in the other company or (b) which the first company controls through contracts, agreements or other legally binding commitments;

1.2.2	a "holding company" means, with respect to a company, any other company (a) which directly or indirectly owns more than 50 percent of the voting shares, registered capital or other equity interest in the first mentioned company or (b) which controls the first mentioned company through contracts, agreements or other legally binding commitments;

1.2.3	a "person" includes a reference to any individual, company, enterprise or other economic organisation, government authority or agency, or any joint venture, association or partnership, trade union or employee representative body (whether or not having separate legal personality) and includes a reference to that person's legal personal representatives, successors and permitted assigns;

1.2.4	a "party" or "parties", unless the context otherwise requires, is a reference to a party or parties to this Agreement;

1.2.5	an agreement or document is a reference to such agreement or document as amended, restated or supplemented from time to time, unless otherwise expressed to the contrary;

1.2.6	a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

1.2.7	a clause or paragraph or schedule, unless the context otherwise requires, is a reference to a clause of, or a paragraph or a schedule to, this Agreement; and

1.2.8	the singular includes the plural and vice versa unless the context otherwise requires.

1.3	Schedules

The Schedules to this Agreement form part of this Agreement.

1.4	Headings

The headings in this Agreement do not affect its interpretation.

2	BOARD OF DIRECTORS

2.1	Board of the Company

Subject to the provisions of this Agreement and the Companies Law, the Company Board shall be responsible for the management of the Company. The Company Board shall consist of six (6) members:

2.1.1	each Investor shall have the right to appoint one (1) member to the Company Board, respectively; and

2.1.2	the FounderCos shall have the right to appoint the other four (4) members to the Company Board, one (1) of which shall be the Chairman and one (1) of which shall be the CEO of the Company.

The Company and the Shareholders shall take all actions within their power (including the voting of all Equity Securities of the Company with respect to which it has any right to vote and the giving of consents in favour of) to ensure the election of any Director appointed pursuant to this Clause 2.1.

The quorum for a meeting of the Company Board shall be four (4) Directors, including both Investor Directors. In the absence of a valid quorum at a meeting of the Company Board duly convened due to the absence of any Investor Director, such meeting of the Company Board shall be adjourned to the same time and place five (5) Business Days thereafter and any four (4) Directors attending such adjourned meeting shall constitute the valid quorum.

Notwithstanding anything to the contrary in this Agreement, the Company may by a resolution of the board of Directors or an ordinary resolution of its shareholders appoint such number of independent directors as additional members of the board as required by the applicable exchange rules in connection with the proposed initial public offering of the Company.

2.2	Board of Subsidiaries

Each Investor shall have the right to appoint such number of directors to each Subsidiary Board as will provide such Investor representation on such Subsidiary Board in the same proportion as such Investor is represented on the Company Board. In the event Applicable Laws prohibit implementation of this Clause 2.2, the parties shall take such reasonable legal measures so as to give effect to the intent of such provision as closely as possible.

2.3	Removal and replacement of Directors of the Company

Each Investor may remove a Director appointed by it and appoint a new Director as successor by notice in writing to the Company and the other shareholders. Within fifteen (15) days after receiving such notice, the FounderCos or the Company, as the case may be, shall procure a shareholders' meeting of the Company or the relevant Subsidiary, to be held and shall exercise the FounderCos' or the Company’s voting rights and such other action as necessary to remove such Director and to appoint the new Director as the successor. At the time of the completion of any sale, assignment, transfer or other disposition of all of the Shares held by a Shareholder, the Shareholder shall procure the resignation of all Directors appointed by it.

2.4	Board committees

If the Company or any Subsidiary shall establish a committee of the board of directors or a supervisory board, both Investor Directors shall be entitled to be members of such committee or supervisory board, provided, however, that any committees that are established after a Qualified IPO shall comply with the applicable listing requirements of such Qualified IPO.

2.5	Board decisions

2.5.1	Each of the Shareholders shall procure that the Directors appointed by it shall duly perform their duties at the Board in accordance with and so as to give effect to the terms of this Agreement.

2.5.2	The Shareholders shall procure that each Group Company will take actions in a manner consistent with the decisions of the Board. The Shareholders shall procure the Subsidiary Directors nominated by them shall exercise their voting powers, subject to applicable fiduciary duties, in a manner consistent with the decisions of the Company Board.

2.6	Proceedings of directors

2.6.1	Meetings of a Board shall be held at such times and at such place as such Board may from time to time determine, and in any event meetings of the Company Board shall be held at least once every three (3) months. No quarterly or annual meeting of a Board shall be convened on less than ten (10) Business Days’ notice and no special meeting of a Board shall be convened on less than five (5) Business Days’ notice, but meetings of a Board may be convened by giving not less than forty-eight (48) hours' notice if all Directors agree to shorter notice in writing.

2.6.2	Each notice of a meeting of a Board shall specify a reasonably detailed agenda, be accompanied by relevant documents, and be sent by courier, facsimile transmission or email.

2.6.3	The Directors may participate in a meeting of a Board or of such committee or supervisory board thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Directors participating in a meeting pursuant to this provision shall be deemed to be present in person at such meeting.

2.6.4	Each Board shall have a secretary to handle all shareholders’ and Board meetings. The secretary shall send the minutes of the meeting to all shareholders or Directors within five (5) Business Days after the meeting.

2.7	Board resolutions

2.7.1	Save as provided under Clause 3, all resolutions of a Board shall, unless otherwise required by Applicable Laws, be made by the approval of a simple majority of the Directors attending the meeting of such Board.

2.7.2	A resolution in writing signed by all the Directors of a Board shall be valid as if it had been passed by the Directors in a duly convened and quorate meeting of such Board.

2.8	Directors' expenses

The Company shall reimburse the reasonable out-of-pocket expenses (including travel and accommodation expenses) incurred by the Directors in connection with attending meetings of a Board upon presentation of the relevant receipts.

2.9	Directors’ Indemnities

To the greatest extent permitted by Applicable Laws, the Company and each Material Subsidiary shall fully indemnify the Directors against any and all losses, damages, expenses, including legal fees, and against all judgments, fines and amounts paid in settlement reasonably incurred in connection with legal, administrative or investigative proceedings, by reason of the fact he or she is or was a Director of the Company or any Material Subsidiary.

2.10	Directors' insurance

The Company shall, immediately after the occurrence of a Qualified IPO, obtain from, and maintain with, a reputable insurance company, on terms to be approved by the Investors, director’s and officers’ liability insurance for all persons who hold office as Director.

3	MATTERS REQUIRING INVESTORS CONSENT OR NO OBJECTION CONFIRMATION

3.1	In addition to such other limitations as may be provided herein or in the Articles of Association, consent of the Investors shall be required for any action that approves or relates to any of the following transactions involving any Group Company unless such transaction is made pursuant to the annual budget duly approved by the Board (including the affirmative vote of both Investor Directors), and in the context of such matters set forth in this Clause 3.1 which are by Applicable Laws required to be determined by the shareholders of any Group Company, the consent of the Investors shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of the Investors or by way of a written resolution signed by the Investors (and where a meeting of Shareholders is convened to consider a resolution to approve any matters referred to in Clause 3.1, the Series A Preferred Shares held by the Investor(s) who vote against such matters shall carry such number of votes as is equal to the aggregate of the number of votes cast by all other Shareholders plus one):

3.1.1	make any alteration or amendment to, or waiver of, any provision of the Articles of Association or any other charter documents;

3.1.2	alter or change the rights, preferences or privileges of the Series A Preferred Shares or create (by reclassification or otherwise) any new class or series of Equity Securities having rights, preferences or privileges senior to or on a parity with the Series A Preferred Shares;

3.1.3	any increase, change, cancel or decrease of the issued share capital or registered capital or the issue of options or other securities convertible or exchangeable for the share capital or registered capital including but not limited to incentive options to be granted to the directors, senior management or employees, provided that the issue of options for the purpose of incentivizing the senior management of the Group Companies upon the full exercise of which up to six percent (6%) of the share capital of the Company as of the Completion in accordance with Schedule 3 (the “Management Incentive Shares”) does not require the consent of the Investors; provided, further, that the strike price of any such options shall not be lower than sixty percent (60%) of the Subscription Price Per Share, the options shall not be exercisable prior to a Qualified IPO and the vesting terms of such options shall be that (i) twenty five percent (25%) of the Shares shall be vested on the first anniversary of the grant day (which should be before the Company’s filing for listing application, the “Grant Day”); (ii) the remaining Shares shall be vested on thirty six (36) equal monthly installments with the first installment vesting upon the 13th monthly anniversary of the Grant Day and (iii) an additional installment vesting on each monthly anniversary of the 13th monthly anniversary of the Grant Day;

3.1.4	any redemption or repurchase of (a) any Shares or Share Equivalents by the Company or (b) any other Equity Securities by any Group Company; or

3.1.5	pass any resolution or take any action for the winding up, termination or similar insolvency or bankruptcy proceedings or undertake any merger, separation, spin-off, change of company form, combination with any other economic organization, reconstruction or liquidation exercise or make any composition or arrangement with creditors concerning or apply for the appointment of a receiver, manager or judicial manager or like officer.

3.2	In addition to such other limitations as may be provided herein or in the Articles of Association, consent of a majority of the Directors (including the affirmative vote of the Investor Directors) shall be required for any action that approves or relates to any of the following transactions involving any Group Company unless such transaction is made pursuant to the annual budget duly approved by the Board (including the affirmative vote of the Investor Directors), and in the context of such matters set forth in this Clause 3.2 which are by Applicable Laws required to be determined by a Board, the consent of the Investor Directors shall be deemed obtained if the matter is approved at a meeting of a Board with the affirmative vote of the Investor Directors or by way of a written resolution signed by the Investor Directors:

3.2.1	approve or make material amendment to, the mid and long-term development plan, business plan, or any annual budget;

3.2.2	change in the nature or scope of the Business, including the introduction of any field of activity that is not ancillary to the Business or discontinuance of any field of activity or the relocation or expansion of the Business, or the establishment of any business outside of the PRC except those conducted pursuant to the annual budget;

3.2.3	any initial public offering of any Equity Securities of any Group Company;

3.2.4	make or dispose of any major business, sell, mortgage, pledge, lease, transfer or otherwise dispose of its tangible or intangible assets or control, except for disposals of tangible assets the net book value of which in any 12 month period do not exceed RMB1,000,000 or intangible assets the net book value of which in any 12 month period do not exceeds RMB3,000,000;

3.2.5	acquire through purchase, lease or rental any automobile (except for the automobiles used in the ordinary course of business), or real estate, whether or not accounted for as a capital expenditure, in excess of RMB 500,000 for any single item or in the aggregate, except for real estate leases entered into in the ordinary course of business consistent with past practice;

3.2.6	approve the annual final accounts, but which shall not be unreasonably withheld;

3.2.7	amend the financial regulations, accounting methods or policy;

3.2.8	appoint or change the Auditor or any auditor of a Group Company;

3.2.9	approve any lending or loaning activity, except the advance payment provided to employees in the ordinary course of business not in excess of RMB1,500,000 at any one time outstanding;

3.2.10	change the constitution of a Board or its committees;

3.2.11	approve the appointment, removal and compensation of the Key Managers;

3.2.12	approve a change of control of any Group Company;

3.2.13	increase the compensation of any of the five (5) most highly compensated employees of any Group Company by more than 10% within any 12 month period;

3.2.14	approve, amend and administer the employee stock option plan of any Group Company (other than the Management Incentive Shares and 8.7% Share Option for the Existing Grantees);

3.2.15	approve any external guarantee, any investment in securities, futures and financial derivative (other than normal bank financing products);

3.2.16	engage, enter into or amend any transaction or agreement with Related Parties in excess of RMB500,000 for any single item or RMB3,000,000 for any 12 month period;

3.2.17	sell or issue any equity or debt security or warrant, option or other right to purchase any equity or debt security (with the exception of issuance of the Management Incentive Shares or issuance of shares upon the conversion of the Series A Preferred Shares);

3.2.18	make any expenditure or other purchase of tangible assets in excess of RMB1,000,000, or make any expenditure or other purchase of intangible assets (including equity securities in any Group Company) in excess of RMB3,000,000, in aggregate over any twelve (12) months, other than the purchase of game products not in excess of RMB5,000,000 for any single item or RMB20,000,000 for any 12 month period, or make any investment in securities, futures and any financial derivative;

3.2.19	any merger or consolidation with any other company or acquisition of or by another company or formation of any non-wholly owned subsidiary of the Group which exceeds RMB3,000,000 for any 12 month period, other than the acquisition of or investment in companies that own game products not in excess of RMB5,000,000 for any single item or RMB20,000,000 for any 12 month period;

3.2.20	any purchase of the shares, stocks, securities or derivatives of another entity (other than purchase of fixed income products managed by commercial banks);

3.2.21	any declaration or payment of any dividends or other distributions; or

3.2.22	any creation or granting of an Encumbrance over the assets, with the exception that where the Founders pledge their shares of the VIE Entity pursuant to the VIE Agreements, such pledge does not require the consent of the Investors.

3.3	The consent of any Investor for the purpose of this Clause 3 shall mean:

3.3.1	written consent; or

3.3.2	deemed consent if (a) such Investor fails to notify the Company that it consents or does not consent within five (5) Business Days (“Initial Request Period”) after receiving a written request of the Company (“First Notification”) attaching all material information relating to the relevant matters necessary for such Investor to make decision ("Request"), and (b) in the event that such Investor has failed to respond to the Request within the Initial Request Period, such Investor fails to notify the Company that it consents or does not consent within fifteen (15) Business Days after the Company has resent the Request (“Secondary Request Period”) to such Investor (“Second Notification”). The Company shall send the Request to the Investors by electronic mail (followed by a telephone call to the Investors) in relation to First Notification and by courier in relation to Second Notification (followed by a telephone call to the Investors) at the address notified by the Investors to the Company in writing for the purpose of this Clause 3 or otherwise in accordance with Clause 18.

4	ISSUE OF SHARES

4.1	Pre-emption rights

4.1.1	Commencing from Completion, the Company shall, and the Investors, the Founders and the FounderCos shall procure the Company to, take, or cause to be taken, all actions, and to do, or cause to be done all things necessary to ensure (including voting its Shares which it owns) that the Investors and the FounderCos have a pre-emption right with respect to any future issue or sale by the Company of any Equity Securities on the terms set out in this Clause 4 ("Pre-emption Right").

4.1.2	The Company shall, and the Investors and the Founders and the FounderCos shall procure the Company to, provide a written notice to the Investors and the FounderCos setting out the number and type of Equity Securities proposed to be issued or sold by the Company ("New Equity") and the price and other material terms of the proposed issue or sale (the "New Issuance Notice").

4.1.3	Each Investor and the FounderCos shall be entitled to subscribe for or purchase, at the price and on the terms specified in the New Issuance Notice, up to such number of New Equity to be issued or sold determined by multiplying the total number of the New Equity, by a fraction, the numerator of which is the number of Shares held by such Investor or FounderCo (on a fully-diluted and as-converted basis), and the denominator of which is the aggregate number of Shares held by all Shareholders (on a fully-diluted and as-converted basis) (the “Pro Rata New Equity”). Subject to applicable securities laws, each Investor or FounderCo shall be entitled to apportion its Pro Rata New Equity to be purchased by its partners, shareholders, management members and Affiliates; provided that such Investor or FounderCo notifies the Company in writing.

4.1.4	Each Investor or FounderCo may exercise its Pre-emption Right by giving the Company written notice ("Pre-emption Acceptance Notice") within twenty (20) Business Days upon receipt of the New Issuance Notice (the "Pre-emption Period"). The failure by any Investor or FounderCo to give a Pre-emption Acceptance Notice within the Pre-emption Period shall be deemed to be a waiver of such Investor’s or FounderCo’s Pre-emption Right.

4.1.5	If, within the Pre-emption Period, any Investor or FounderCo fails to or elects not to exercise the Pre-emption Right, the Company shall be free to issue or sell the number of New Equity on terms equal to or no more favourable than the terms set out in the New Issuance Notice, provided such issue or sale is completed within three (3) months of the date of the New Issuance Notice.

4.1.6	The Pre-emption Right under this Clause 4.1 shall not be applicable to the issue of:

(a)	any Ordinary Shares (or options representing any Ordinary Shares) to employees, officers or directors of the Company pursuant to an employee share incentive scheme approved by the Board under Clause 3 of this Agreement or pursuant to Management Incentive Shares;

(b)	any Ordinary Shares upon the conversion of the Series A Preferred Shares;

(c)	any Shares on or pursuant to a Qualified IPO; or

(d)	any Shares pursuant to a dividend or distribution on the outstanding Ordinary Shares.

4.2	Issue of New Equity to a third party

If the Company is entitled to issue New Equity to a person who is not already a party to this Agreement ("New Shareholder") in accordance with Clause 4.1, unless otherwise agreed by the Investors, the Company shall procure the New Shareholder to execute a Deed of Adherence confirming to the other Shareholders that it shall be bound by this Agreement as a Shareholder.

5	TRANSFER OF SHARES

5.1	General

5.1.1	Any sale, assignment, transfer, creation of any Encumbrances with respect to or otherwise disposal of any Shares, or agreement or undertaking to do the same ("Transfer") shall be made in accordance with this Clause 5.

5.1.2	No Shareholder may Transfer Shares to any person which is not a party to this Agreement, unless such person has executed a Deed of Adherence confirming to the other Shareholders that it shall be bound by this Agreement as a Shareholder.

5.2	Lock-up

5.2.1	Without the prior approval of the Investors in writing, each of the Founders or FounderCos shall not directly or indirectly Transfer any Shares held by him, her or it prior to the Qualified IPO (the "Founders' Lock-up Period"). Subject to Clause 5.1.2, the foregoing provision shall not apply, to the extent permitted by Applicable Laws and rules of listing authorities and stock exchange, where the Founders or FounderCos Transfers Shares to their immediate family members, provided that the Founders and FounderCo shall procure that the immediate family members to whom the Shares are Transferred shall not Transfer such Shares to any third parties during the Founders' Lock-up Period; provided, further, that the immediate family members to whom the Shares are Transferred have executed a Deed of Adherence confirming to the Investors that it shall be bound by this Agreement as Shareholders.

5.2.2	On or before December 31, 2014, at any time after which the Hong Kong Stock Exchange has acknowledged receipt of the Company’s listing application (the “Investor Lock-Up Trigger”) and as long as such listing application was not subsequently returned by the Hong Kong Stock Exchange, without the prior approval of the Company in writing, each of the Investors shall not directly or indirectly Transfer any Shares held by it until the earlier of (a) the date that is 6 months after the Investor Lock-Up Trigger, (b) October 31, 2014, (c) the date on which the Company Board has resolved to revoke or rescind such listing application or (d) the Hong Kong Stock exchange has officially returned the listing application of the Company (the "Investors’ Lock-up Period").

5.3	Right of First Offer

5.3.1	Transfer Notice. Subject to Clause 5.2.2, if any of the Investors proposes to sell any Equity Securities of the Company (such Investor, a “ROFO Transferor”) to one or more third parties that are not the Founders or the FounderCos, then the ROFO Transferor shall give the Founders at least twenty (20) days prior to the closing of the proposed Transfer, a written notice of the ROFO Transferor’s intention to make the Transfer (the “ROFO Transfer Notice”), which shall include (a) a statement of the ROFO Transferor’s bona fide intention to sell certain of the Equity Securities of the Company, and (b) a description of the Equity Securities of the Company to be transferred (the “ROFO Offered Shares”).

5.3.2	Option. The Founders shall have an option for a period of fifteen (15) days following receipt of the ROFO Transfer Notice (the “ROFO Option Period”) to elect to purchase all of the ROFO Offered Shares by providing the ROFO Transferor a written binding offer (the “ROFO Acceptance Notice”) before expiration of the ROFO Option Period as to the number of such ROFO Offered Shares that they wish to purchase (the “Accepted ROFO Shares”), the price they wish to offer (such price, the “ROFO Price”) and other material terms and conditions that constitute an offer, including the proposed closing date of the closing of the purchase of the Accepted ROFO Shares, which shall be no later than the thirtieth (30th) day after the acceptance by the ROFO Transferor of the offer under ROFO Acceptance Notice (“ROFO Closing Date”).

5.3.3	Procedure, Expiration and Rejection.

(a)	If the Founders gives the ROFO Transferor a ROFO Acceptance Notice within the ROFO Option Period, then the ROFO Transferor shall, subject to other provisions of this Agreement, have a one-hundred-and-twenty (120)-day period following the date of receipt of the ROFO Acceptance Notice to either (i) sell such Accepted Shares to the Founders based on the terms and conditions as set forth in the ROFO Acceptance Notice or (ii) sell such Accepted Shares and any other ROFO Offered Shares to a third party on terms not less favorable than those specified in the ROFO Acceptance Notice, which shall be evidenced by the final transaction documents signed and executed by and between the ROFO Transferor and the purchaser of the ROFO Offered Shares. If the ROFO Transferor has not sold the ROFO Offered Shares within such one-hundred-and-twenty (120)-day period, the ROFO Transferor shall not, except as otherwise permitted by the relevant transfer provisions of this Agreement, thereafter be permitted to Transfer the ROFO Offered Shares without first offering such ROFO Offered Shares to the Founders in the manner provided in this Clause 5.3.

(b)	If the ROFO Option Period expires without the delivery of the ROFO Acceptance Notice or if the Founders do not complete the purchase of the Accepted ROFO Shares prior to the ROFO Closing Date, then the ROFO Transferor shall, subject to other provisions of this Agreement, have a one-hundred-and-twenty (120)-day period following (i) the earlier of (x) the expiration of the ROFO Option Period and (y) receipt of a written waiver from the Founders of the right of first offer under this Clause 5.3 with respect to the ROFO Offered Shares or (ii) the ROFO Closing Date, as the case may be, to sell such ROFO Offered Shares to a third party, which shall be evidenced by the final transaction documents signed and executed by and between the ROFO Transferor and the purchaser of the ROFO Offered Shares.. If the ROFO Transferor has not sold the ROFO Offered Shares within such one-hundred-and-twenty (120)-day period, the ROFO Transferor shall not, except as otherwise permitted by the relevant transfer provisions of this Agreement, thereafter be permitted to Transfer the ROFO Offered Shares without first offering such ROFO Offered Shares to the Founders in the manner provided in this Clause 5.3.

5.4	Right of First Refusal

5.4.1	Transfer Notice. Except for a permitted Transfer made by any Founder pursuant to Clause 5.2.1, if any Shareholder (other than the Investors) proposes to sell any Equity Securities of the Company (such Shareholder, a “ROFR Transferor”) to one or more third parties (the “Third Party Purchaser”), then the ROFR Transferor shall give the Company and the Investors a written notice of the ROFR Transferor’s intention to make the Transfer (the “ROFR Transfer Notice”), which shall include (a) a description of the Equity Securities of the Company to be transferred (the “ROFR Offered Shares”), (b) the identity of the Third Party Purchaser(s) and (c) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The ROFR Transfer Notice shall certify that the ROFR Transferor has received a definitive offer from the Third Party Purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the ROFR Transfer Notice. The ROFR Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

5.4.2	Investors’ Option.

(1)	Each Investor shall have an option for a period of thirty (30) days following receipt of the ROFR Transfer Notice (the “ROFR Option Period”) to elect to purchase all or any portion of its respective pro rata share of the ROFR Offered Shares set out in the ROFR Transfer Notice at the same price and subject to the same material terms and conditions as described in the ROFR Transfer Notice, by notifying the ROFR Transferor and the Company in writing before expiration of the ROFR Option Period as to the number of such ROFR Offered Shares that it wishes to purchase.

(2)	For the purposes of this Clause 5.4.2, each such Investor’s “pro rata share” of the ROFR Offered Shares shall be equal to (i) the total number of ROFR Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Investor (on a fully-diluted and as-converted basis) on the date of the ROFR Transfer Notice and the denominator of which shall be the aggregate number of Ordinary Shares held by all the Investors on such date (on a fully-diluted and as-converted basis).

(3)	If any Investor fails to exercise its right to purchase its full pro rata share of the available ROFR Offered Shares, the ROFR Transferor shall deliver a written notice (the “Second Notice”) within five (5) days after the expiration of the ROFR Option Period to the Company and the Investor that elected to purchase its entire pro rata share of the Offered Shares (the “Exercising Investor of Right of First Refusal”). The Exercising Investor of Right of First Refusal shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased ROFR Offered Shares by notifying the ROFR Transferor and the Company in writing within ten (10) days after receipt of the Second Notice; provided, however, that if the Exercising Investor of Right of First Refusal desire to purchase in aggregate more than the number of such unpurchased ROFR Offered Shares, then such unpurchased ROFR Offered Shares will be allocated to the extent necessary among the Exercising Investor of Right of First Refusal in accordance with their relative pro rata shares based on the number of the unpurchased ROFR Offered Shares such Exercising Investor of Right of First Refusal have elected to purchase pursuant to this Clause 5.4.2.(3).

(4)	Subject to applicable securities laws, each Investor shall be entitled to apportion ROFR Offered Shares to be purchased among its partners, shareholders, management members and Affiliates, provided that such Investor notifies the Company and the ROFR Transferor in writing.

5.4.3	Procedure.

If any Investor, gives the ROFR Transferor notice that it desires to purchase ROFR Offered Shares, and, as the case may be, its re-allotment, then payment for the ROFR Offered Shares to be purchased shall be by wire transfer in immediately available funds of the appropriate currency, against delivery of such ROFR Offered Shares to be purchased, at a place agreed to by the ROFR Transferor and such Investor and at the time of the scheduled closing therefor, no later than sixty (60) days after the participating Investor’s receipt of the ROFR Transfer Notice unless the value of the purchase price has not yet been established pursuant to Clause 5.4.4.

5.4.4	Valuation of Property.

(1)	Should the purchase price specified in the ROFR Transfer Notice be payable in property other than cash or evidences of indebtedness, the participating Investors shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(2)	If the ROFR Transferor and the Investors cannot agree on such cash value within the ROFR Option Period , the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the ROFR Transferor and the Investors that have elected to purchase a majority of the ROFR Offered Shares elected to be purchased by the Investors or, if they cannot agree on an appraiser within the ROFR Option Period, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.

(3)	The cost of such appraisal shall be shared equally by the ROFR Transferor, on the one hand, and the Investors, on the other hand, with the portion of the cost borne by the Investors to be borne pro rata by each Investors based on the number of ROFR Offered Shares such party has elected to purchase.

(4)	If the value of the purchase price in the ROFR Transfer Notice is not determined within the sixty (60) day period specified in Clause 5.4.3, the closing of the purchase of ROFR Offered Shares by the Investor shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to Clause 5.4.4.

5.5	Right of Co-Sale

5.5.1	To the extent the Investors do not exercise their respective rights of first refusal as to all of the Offered Shares proposed to be sold by the Transferor to the third party transferee identified in the Transfer Notice, each Investor shall have the right to participate in such sale, to the third party transferee identified in the Transfer Notice, of the remaining Offered Shares not purchased pursuant to Clause 5.4, on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable to the Transferor) by notifying the Transferor in writing within the Option Period (such Preferred Shareholder a “Selling Shareholder”).

5.5.2	The total number of Equity Securities of the Company that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Clause 5.4 hereof, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on a fully-diluted and as-converted basis) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on a fully-diluted and as-converted basis) owned by the Transferor and all Selling Shareholders on the date of the Transfer Notice.

5.5.3	Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the Third Party Purchaser one or more executed instruments of transfer and share certificates, which represent the type and number of Shares of the Company which such Selling Shareholder elects to sell; provided, however, that if the Third Party Purchaser objects to the delivery of other class of Shares in lieu of Ordinary Shares, such Selling Shareholder shall only deliver Ordinary Shares (and therefore shall convert the Shares held by such Investor into Ordinary Shares) and certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

5.5.4	The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to Clause 5.5.3 shall be transferred to the Third Party Purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale.

5.5.5	To the extent that any Third Party Purchaser prohibits the participation of a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such Third Party Purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Shareholder such shares or other securities that such Selling Shareholder would otherwise be entitled to sell to the Third Party Purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

5.6	Prohibited Transfers Void.

Any Transfer not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

5.7	No circumvention

5.7.1	The parties shall ensure that the restrictions to which they are subject under this Clause 5 shall not be avoided by the Transfer of an indirect beneficial interest in the Shares through the disposal of shares in a holding company directly or indirectly holding such Shares.

5.7.2	Without limiting the foregoing, any such Transfer of an indirect beneficial interest in the Shares shall be treated as a Transfer of Shares by the relevant Shareholder. The parties shall ensure that the provisions of Clauses 5.2, 5.3, 5.4 and 5.5 apply mutatis mutandis in respect of such Transfer. All relevant references to "Transferred Shares" in Clauses 5.2, 5.3, 5.4 and 5.5 shall be deemed to be references to such beneficial interest being Transferred.

6	COMPANY’S GUARANTORS

6.1	Non-competition

Each of the Non-competition Founders agrees that, from the Completion Date, it or he shall not, and shall procure each of its or his Affiliates not to, directly or indirectly, either alone or in conjunction with or on behalf of any other person, establish, operate or become interested in any person that operates the Business (other than a shareholdings of less than 50% of the Equity Securities of such person; provided that the relevant Non-competition Founder is not the single largest holder of Equity Securities in such company and does not have effective control over such company, either through the power to appoint a majority of the members of the board of directors or similar governing body of such company, through contractual arrangements or otherwise).

6.2	Put right

6.2.1	Each Investor may require the Founders and the FounderCos to jointly and severally purchase all or part of the Series A Preferred Shares then outstanding and held by it in accordance with this Clause 6.2 by giving written notice ("Put Notice") to the Company specifying the number of Series A Preferred Shares to be purchased ("Put Shares") and the purchase date ("Put Date") on which such Series A Preferred Shares are to be purchased, being a date that is at least sixty (60) days following the date of such written notice. The applicable aggregate put amount pursuant to Clause 6.2.2 below shall be referred to as the "Put Amount".

6.2.2	In the event of the occurrence of any of the following: (a) a Qualified IPO does not occur on or before the date which is twenty four (24) months after the Completion Date, (b) the Company or the Founders fail to duly observe or perform any of the covenants or agreements on the part of the Company or the Founders, as the case may be, under Clauses 2 to 10 of this Agreement or Schedule 8 of the Subscription Agreement in any material respect, and such failure continues for a period of thirty (30) days after the date on which written notice of such failure, requiring the Company or the Founders, as the case may be, to remedy the same, shall have been given to the Company by any holder of the Series A Preferred Shares, (c) the WFOE, the VIE Entity or its shareholders fail to duly observe or perform any of the covenants or agreements under the VIE Agreements, and such failure continues for a period of thirty (30) days after the date on which written notice of such failure, requiring the WFOE, VIE Entity or its shareholders to remedy the same, shall have been given to the Company by any holder of the Series A Preferred Shares, (d) resignation or demission of the Key Managers（Mr. Eric Yang (杨庆) and Mr. Frank Ng (伍国樑)） from the Company, or (e) the Actual 2014 Net Profit After Tax (as defined in Subscription Agreement) is less than RMB 80,000,000, each Investor shall have the right (but not the obligation) to require the Founders and the FounderCos to jointly and severally to purchase all or part of the Series A Preferred Shares then outstanding and held by it, at a price per Series A Preferred Share equal to the aggregate of: the Subscription Price Per Share paid by such Investor plus an amount that would provide the holders of the Series A Preferred Shares with an internal rate of return of 12% per annum on each such Series A Preferred Share in respect of the Subscription Price Per Share calculated from the Completion Date up to and including the Put Date in respect of each such Series A Preferred Share.

6.2.3	The put right provided for under Clause 6.2.2(a) shall be exercisable at any time (i) after the second (2nd) anniversary of the Completion Date and (ii) prior to the third (3rd) anniversary of the Completion Date ("Expiration Date"), and shall expire if the Founders and FounderCos have not been served the Put Notice before the Expiration Date.

6.2.4	The Investors shall have the right to require the Founders and the FounderCos, jointly and severally, to purchase from the Investors all of the Put Shares for the Put Amount on or before the Put Date. An annual default interest rate of 12% shall apply to the unpaid Put Amount due on the Put Date.

6.2.5	The put right provided for under this Clause 6.2 shall be secured by a pledge of the Ordinary Shares held by the Controlling Shareholders pursuant to the Share Charge.

6.3	Waiver

Each of the Founders and the FounderCos waives any right it may have of first requiring the Investors to proceed against or enforce any other rights or claim payment from any other person before claiming from the Founders and the FounderCos under Clause 6.2.

6.4	Calculation of Shares

For sake of clarity, when calculating and determining the shareholding percentage of each Investors’ Shares in the Company, the Shares held by Investor 1 shall account for twenty percent (20%) of the capital shares of the Company on a fully diluted and as-converted basis upon and immediately after the Completion, and the Shares held by Investor 2 shall account for ten percent (10%) of the capital shares of the Company on a fully diluted and as-converted basis upon and immediately after the Completion, provided however that such calculation of the shareholding percentage of each Investor shall be subject to any further adjustment of the shareholding structure of the Company arising out of or resulting from the transfer of Shares by the Investors or dilution by issuance of new Shares or Share Equivalents of the Company.

7	INFORMATION RIGHTS

7.1	The Company shall, and the Founders and the FounderCos shall procure that the Company will allow each Investor, during regular business hours and upon reasonable advance notice to:

7.1.1	visit and inspect the premises where the business of the Group is conducted and the then existing books, records, files and other existing information of the Group; and

7.1.2	have access to the Key Managers as may be reasonably requested by such Investor for the purpose of consulting with and advising management, obtaining information regarding the business, operations, the financial position and prospects of the Group or expressing the views of the Investors on such matters.

7.2	The Company shall, and the Founders and the FounderCos shall procure that the Company will, prepare and deliver to the Investors:

7.2.1	as soon as practicable, but in any event within ten (10) days after the end of each month, the monthly accounting records of the Company and its Subsidiaries in its original format;

7.2.2	as soon as practicable, but in any event within fifteen (15) days after the end of each fiscal quarter, the consolidated balance sheet, profit and loss statement and cash flow statement of the Company and its Subsidiaries made up to the end of the relevant quarter;

7.2.3	as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year, annual audited consolidated balance sheet, profit and loss statement and cash flow statement of the Company and its Subsidiaries, in each case audited by the Auditors in accordance with IFRS; and

7.2.4	as soon as practicable, but in any event within thirty (30) days before the end of each fiscal year, a proposed annual budget and business plan of each of the Company and its Subsidiaries for the next Financial Year, which shall be approved by the Company Board and in accordance with Clause 3.

8	COVENANTS

8.1	Obligation to consummate a Qualified IPO

8.1.1	The Founders and the Company shall use their respective commercially best efforts and take all necessary actions to consummate a Qualified IPO, as soon as practicable and in any case, on or before the date which is twenty four (24) months after the Completion Date.

8.1.2	As long as the IPO is a Qualified IPO, the Founders, the FounderCos and the Investors shall, and shall procure any Directors nominated by them to, approve, give consent to or sign documents, in each case that are necessary or appropriate to consummate the Qualified IPO.

8.1.3	In connection with a Qualified IPO, the Founders and the FounderCos shall agree to such customary lock-ups with respect to their Shares as requested by the underwriters and the Investors shall agree to such customary lock-ups with respect to their Shares if required by the underwriters.

8.2	Subscription Agreement

In the event that the Company is required by any of the Investors to indemnify the Indemnitees pursuant to Clause 8 of the Subscription Agreement, the Founders and FounderCos shall procure the VIE Entity (i) to effectively implement and comply with its obligations under the VIE Agreements, and (ii) upon the request of such Investor, to transfer any necessary assets of the VIE Entity to the Company, in order to enable the Company to fully indemnify the Investors subject to Applicable Laws. For the avoidance of doubt, the aggregate amount that the Investors will be indemnified pursuant to this Clause 8.2 shall not exceed the amount that the Investors would be indemnified should the Company directly own the VIE Entity.

8.3	Other Covenants

Each of the Company, the Founders and FounderCos and the Investors shall comply with the covenants applicable to them contained in Schedule 4 as specified therein.

8.4	Founder Warranties

Each of the Founders and the FounderCos hereby jointly and severally warrant to the Investors in the terms set forth in Schedule 5.

8.5	Domestic Dividend not a Breach

For the avoidance of doubt, the Investors acknowledge and undertake that the Domestic Dividend shall not and will not be deemed to constitute a breach of the Transaction Documents by the Company, the Founders, or the FounderCos in any aspect.

8.6	Shareholders Profit Guarantee

8.6.1	Where a Qualified IPO has been completed and the Shares get listed by the end of 2014, in the event that the Actual 2014 Net Profit After Tax from the 2014 Audited Accounts is less than RMB 80,000,000, at any time after the delivery of the 2014 Audited Accounts to the Investors, each of the Investors may, at its sole discretion, elect to require the Founders or the FounderCos, jointly and severally, to pay a Profit Guarantee Amount (as defined below) to such Investor by providing a written notice (“Demand Notice”) setting forth the date that the Investor shall receive the Profit Guarantee Amount, which shall be at least thirty (30) days after the delivery of the Demand Notice;

8.6.2	The Profit Guarantee Amount that Investor 1 is entitled to be paid pursuant to Clause 8.6.1 shall equal to (20%) × 10 × (US Dollar equivalent of RMB 80,000,000 as of the Demand Notice date - Actual 2014 Net Profit After Tax);

8.6.3	The Profit Guarantee Amount that Investor 2 is entitled to be paid pursuant to Clause 8.6.1 shall equal to (10%) × 10 × (US Dollar equivalent of RMB 80,000,000 as of the Demand Notice date - Actual 2014 Net Profit After Tax);

8.6.4	The Founders and the FounderCos jointly and severally undertake to, upon receiving a Demand Notice, pay to each of the Investors in US Dollars or other equivalent currency acceptable to such Investor the Profit Guarantee Amount that such Investor is entitled to receive.

8.6.5	For avoidance of doubt, Article 4.8 of Schedule 8 of the Subscription Agreement (Adjustment for Underperformance) should be terminated upon the completion of the Qualified IPO and this Clause 8.6 (Shareholders Profit Guarantee) shall stay effective after the completion of the Qualified IPO and this Clause 8.6 (Shareholders Profit Guarantee) shall not affect the rights and interests of the Investors under Clause 9 of this Agreement.

9	CALL RIGHT

9.1	Where a Qualified IPO has not been completed by the Company on or before 31 December 2014, in the event that the Actual 2014 Net Profit After Tax from the 2014 Audited Accounts is less than RMB 100,000,000, at any time after the delivery of the 2014 Audited Accounts to the holders of Series A Preferred Shares, each Investor shall have the right, by written notice (a “Call Notice”), to require (the “Call Right”):

9.1.1	the FounderCos to, and Founders shall cause the FounderCos to, transfer a number of Ordinary Shares to such Investor at par value (the “Maximum Call Shares”) equal to the product of (a) the total number of outstanding issued Ordinary Shares on a fully-diluted and as-converted basis as at the Call Date (as defined below) multiplied by (b) (x) 20%, with respect to Investor 1, and 10% with respect to Investor 2, multiplied by (1) RMB 100,000,000 divided by (2) the Actual 2014 Net Profit After Tax, minus (y) 20%, with respect to Investor 1, and 10%, with respect to Investor 2; or

9.1.2	the Founders and FounderCos to pay such Investor an amount in cash equal to the product of (a) (x) 20%, with respect to Investor 1, and (y) 10%, with respect to Investor 2, multiplied by (b) 10 multiplied by (c) (USD Dollar equivalent of RMB 100,000,000 – Actual 2014 Net Profit After Tax) (such total amount, the “Maximum Call Cash”); or

9.1.3	the Founders and FounderCos to, (a) transfer a number of Ordinary Shares to such Investor at par value that is less than the Maximum Call Shares (the “Elected Call Shares” and, the difference between the Maximum Call Shares and the Elected Call Shares, the “Shortfall Call Shares”) and (b) pay to such Investor an amount equal to the product of (x) the Maximum Call Cash multiplied by (y) the Shortfall Call Shares divided by (z) the Maximum Call Shares.

9.2	Notwithstanding anything to the contrary herein, each Investor shall be entitled to exercise the Call Right only to the extent that after such exercise, (i) such Investor’s ownership of Shares (on a fully diluted and as-converted basis) shall not exceed (x) 139,768,988 Shares minus (y) the number of Ordinary Shares that FounderCo 1A, FounderCo 2 and FounderCo 3 are required to transfer to the Investor(s) under the Call Right calculated pursuant to Clause 9.4, (ii) FounderCo 1A, FounderCo 2 and FounderCo 3 shall own no less than 30% of the share capital of the Company on a fully diluted and as-converted basis, and (iii) the Investors shall own in the aggregate no more than 49.9% of the share capital of the Company (“Investors Maximum Holding Threshold”) on a fully diluted and as-converted basis. If both Investors shall exercise their Call Rights to require the FounderCos to transfer Shares (the Shares elected to be transferred subject to the Call Right, “Call Shares”) to them and the aggregate number of Shares held by the Investors after such transfer shall exceed the Investors Maximum Holding Threshold, the amount of each Investor’s Call Shares shall be reduced on a pro rata basis (based on the amount of each Investor’s Call Shares as compared to both Investors’ aggregate Call Shares) to an amount such that the aggregate percentage of Shares held by the Investors after such exercise shall not exceed the Investor Maximum Holding Threshold, and the reduced portion shall be subject to cash payment in accordance with Clause 9.1.3(b).

9.3	The Call Notice shall specify the Call Right being exercised and the date on which the Ordinary Shares shall be transferred and/or cash shall be paid to the Investors pursuant to the Call Right (the "Call Date"), being a date that is at least thirty (30) days following the date of the Call Notice.

9.4	Upon the exercise of the Call Right by any Investor, each FounderCo shall be obliged to (a) transfer a number of Shares to the Investor(s) equal to the total number of Shares subject to the Call Right multiplied by a fraction, the numerator of which is the total number of Shares held by such FounderCo (on a fully diluted and as-converted basis) as of the date of the Call Notice, and the denominator of which is the aggregate number of Shares held by all FounderCos as of the date of the Call Notice and (b) pay, jointly and severally with the Founders and other FounderCos, an amount in cash to the Investor(s) equal to the total cash amount payable under the Call Right multiplied by a fraction, the numerator of which is the total number of Shares held by such FounderCo (on a fully diluted and as- converted basis) as of the date of the Call Notice, and the denominator of which is the aggregate number of Shares held by all FounderCos as of the date of the Call Notice.

9.5	Each Investor shall have the right to require the Founders and the FounderCos to transfer Shares or pay cash to such Investor on or before the Call Date. The applicable call amount (including cash and the value of the Ordinary Shares to be transferred) pursuant to the Call Right shall be referred to as the “Call Amount”. An annual default interest rate of 12% shall apply to the unpaid Call Amount due on the Call Date.

9.6	The obligations of the Controlling Shareholders under the Call Right shall be secured by a pledge of the Ordinary Shares held by the Controlling Shareholders pursuant to the Share Charge.

9.7	For avoidance of any doubt, the Call Right that the Investors are entitled to pursuant to this Clause 9 shall terminate upon the occurrence of a Qualified IPO.

10	MOST FAVORABLE TREATMENT

If the Company completes a future financing with terms more favorable (“More Favorable Terms”) to any other investor than the transactions contemplated herein and in the Transaction Documents, the Investors shall have the right to acquire such More Favorable Terms and have them apply to the Series A Preferred Shares and the purchase thereof.

11	REGISTRATION RIGHTS

If the Company seeks a public offering in a jurisdiction in which registration rights have legal significance, it will, and the Founders and the FounderCos shall procure that the Company will, grant to each Investor customary registration rights and enter into a registration rights agreement with the Investors for such purpose. If the Company seeks a public offering in the United States, each Investor shall have the following registration rights:

11.1	three (3) demand registrations;

11.2	one (1) F-3 or S-3 demand registration per year; and

11.3	unlimited piggy back registrations.

12	TERM AND TERMINATION

12.1	Termination

This Agreement:

12.1.1	may be terminated at any time by the written agreement of all the parties; and

12.1.2	shall terminate in respect of any Investor if it ceases to hold any Shares.

The following provisions of this Agreement shall terminate and cease to apply upon the occurrence of a Qualified IPO: Clause 2 (Board of Directors), Clause 3 (Matters Requiring Investors Consent or No Objection Confirmation), Clause 4 (Issue of Shares), Clause 5 (Transfer of Shares), Clause 6.2 (Put right), Clause 7 (Information Rights), Clause 9 (Call Right) and Clause 10 (Most Favorable Terms).

12.2	Effect of termination

Each party's further rights and obligations cease immediately on termination, except that this Clause 12 and Clauses 13, 14, 15, 18, 19, 20 and 21 shall survive the termination of this Agreement and shall continue in full force and effect. Termination does not affect a party's accrued rights and obligations at the date of termination.

13	CONFIDENTIALITY

13.1	Confidentiality undertakings

During the term of this Agreement and for two (2) years after the termination or expiration of this Agreement for any reason whatsoever, the Receiving Party shall:

13.1.1	not use or disclose to any person Confidential Information it has or acquires;

13.1.2	make every effort to prevent the use or disclosure of Confidential Information; and

13.1.3	procure that each of its Affiliates complies with Clauses 13.1.1 and 13.1.2.

13.2	Exceptions

Clause 13.1 does not apply to disclosure of Confidential Information:

13.2.1	to any director, officer or employee of any party whose function requires him to have the Confidential Information;

13.2.2	to the extent that it is required to be disclosed by Applicable Laws, by any rule of a listing authority or stock exchange on which any party's shares are listed or traded, or by any Government Authority with relevant powers to which any party is subject or submits, provided that the disclosure shall, so far as is practicable, be made after consultation with the other parties and after taking into account the other parties' reasonable requirements as to its timing, content and manner of making or despatch;

13.2.3	to any adviser for the purpose of advising any party in connection with the transactions contemplated by this Agreement, provided that such disclosure is essential for these purposes and that such party procures that such adviser complies with Clause 13.1;

13.2.4	by each Investor (a) to its Affiliates (for this purpose only, an Affiliate of such Investor shall be deemed to include any investment fund which is advised or managed by such Investor or its Affiliates, and the Affiliates and limited partners of such investment fund), and (b) in connection with a proposed exit (whether a Qualified IPO or otherwise) to potential purchasers, investment banks, other intermediaries or any advisers in connection with such purpose, provided that such disclosure shall not adversely affect the Qualified IPO or be made in a manner incompliant with Applicable Laws or applicable rules of listing authority or stock exchange;

13.2.5	to the extent required to vest the full benefit of this Agreement in any party; or

13.2.6	to the extent that the Disclosing Party has been given prior written consent to such disclosure.

13.3	Definitions

For the purposes of this Clause, the "Disclosing Party" means the party that discloses (whether in writing, verbally or by any other means and whether directly or indirectly) Confidential Information to any other party (the "Receiving Party") whether before or after the date of this Agreement.

14	ANNOUNCEMENTS

14.1	Public announcements

Subject to Clause 14.2, none of the parties may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other parties' written consent, which may not be unreasonably withheld or delayed.

14.2	Exceptions

Clause 14.1 does not apply to a public announcement, communication or circular required by Applicable Laws, by any rule of a listing authority or stock exchange on which any party's shares are listed or traded, or by any Government Authority with relevant powers to which any party is subject or submits, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to its timing, content and manner of making or despatch.

15	GENERAL

15.1	Compliance with this Agreement

The Shareholders shall at all times exercise their voting rights and any other powers of control available to them in relation to the Group (whether as shareholder, director or otherwise), and shall otherwise use their reasonably practicable efforts, so as to cause the Company or any other member of the Group to comply with the provisions of this Agreement.

15.2	Conflicts with Articles of Association

If there is a conflict between any provision of this Agreement and the Articles of Association, the provisions of this Agreement shall prevail as between the Shareholders, and the Shareholders shall promptly procure the amendment of the Articles of Association so as to be consistent with this Agreement.

15.3	Amendment

An amendment of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

15.4	Waiver

The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

15.5	Remedies not exclusive

The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.6	Specific performance

Each of the parties agree that if any of the undertakings, covenants or agreements contained in this Agreement are not performed or complied with in accordance with their specific terms or are otherwise breached, irreparable damage could occur to the non-breaching party or parties, no adequate remedy at law could exist and damages could be difficult to determine. Accordingly, the each of the parties shall be entitled to seek specific performance of the terms hereby by the Company and each other party and immediate preliminary or permanent equitable or injunctive relief, without posting bond or other security.

15.7	Severability

The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the validity of the remainder of this Agreement.

15.8	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original and all of which together evidence the same agreement.

15.9	Further assurance

Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by Applicable Laws or as may be necessary or reasonably requested by the other parties for giving full effect to this Agreement and the other Transaction Documents. Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this Clause 15.9.

16	ENTIRE AGREEMENT

This Agreement and the other Transaction Documents constitute the entire agreement and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

17	ASSIGNMENT

None of the parties shall assign or in any other way alienate any of its or their rights under this Agreement whether in whole or in part except pursuant to a Transfer permitted under Clause 5.

18	NOTICES

18.1	Format of notice

A notice or other communication under or in connection with this Agreement (a "Notice") shall be:

18.1.1	in writing;

18.1.2	in English; and

18.1.3	delivered personally or sent by a reputable international courier (e.g. FedEx, DHL) to the party due to receive the Notice at its address set out in Clause 18.3 or to such other addressee or address as the party due to receive the Notice may specify by giving the other party due to send the Notice not less than five (5) Business Days' written notice before the Notice was despatched.

18.2	Delivery of notice

Unless there is evidence that it was received earlier, a Notice is deemed given if:

18.2.1	delivered personally, at the time its written receipt is signed for, whether or not the person signing for such receipt has authority to do so; and

18.2.2	sent by a reputable international courier, three (3) Business Days after posting it.

18.3	Address

The address of each party referred to in Clause 18.1.3 is:

Name of party	Address	Marked for the attention of

FounderCo 1A	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands	Liu Jiang

FounderCo 1B	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands	Liu Jiang

Liu Jiang	No. 8, West Street, You An Men, Xuanwu District, Beijing	Liu Jiang

FounderCo 2	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands	Zhang Rongming

Zhang Rongming	No. 2105, Building 107, First Residential Zone, Nanhu dongyuan, Chaoyang District, Beijing	Zhang Rongming

FounderCo 3	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands	Shen Dongri

Shen Dongri	25th Floor, North Ring Center,18th Yumin Road, Xicheng District, Beijing	Shen Dongri

FounderCo 4	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands	Bao Yueqiao

Bao Yueqiao	Room 103, Building 818, Huangzhuang Community, Zhongguancun, Haidian District, Beijing	Bao Yueqiao

FounderCo 5	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands	Long Qi

Long Qi	Room 4502, Building 2, No.53 Huacheng Road, Tianhe District, Guangzhou, Guangdong	Long Qi

FounderCo 6	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands	Wu Lan

Wu Lan	Room 1104, Block 10, Moma Road, No.1 Xiang He Yuan, Dongcheng District, Beijing	Wu Lan

Company	16F Tower B Fairmont, No.1Building, 33#Community,Guangshu n North Street, Chaoyang District, Beijing 100102 CHINA	Yang Eric Qing

Investor 1	1505 West Tower, Twin Towers, B-12 Jianguomenwai Avenue, Chaoyang District, Beijing, China	Chen Xian

Investor 2	35F, Tengda Plaza, No.168 Xizhimenwai Street, Haidian District, Beijing, China.	Fan Tai

19	GOVERNING LAW AND JURISDICTION

19.1	Governing law

This Agreement is governed by the laws of Hong Kong.

19.2	Arbitration

Any dispute arising from or connected with this Agreement including, without limitation, a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity shall be settled by arbitration by Hong Kong International Arbitration Centre ("HKIAC") in accordance with the HKIAC Administered Arbitration Rules in effect at the time of application for arbitration. The place of arbitration and the place of oral hearing shall be Hong Kong. The arbitral award made by HKIAC shall be final and binding upon the parties. The arbitration proceedings shall be conducted in English.

19.3	Appointment of arbitrators

The arbitration tribunal shall consist of three (3) arbitrators. The claimant shall select one (1) arbitrator, and the respondent shall select one (1) arbitrator. The third (3rd) arbitrator, who shall be the presiding arbitrator, shall be jointly appointed by the first two (2) arbitrators so appointed. If either the claimant or the respondent fails to select an arbitrator or the parties fail to agree on the choice of the third (3rd) arbitrator, HKIAC shall make the appointment on their behalf.

19.4	Interim relief

Nothing in this Clause 19 shall be construed as preventing any party from seeking interim relief in any court of competent jurisdiction.

19.5	Effect of this Agreement during arbitration

During the conduct of any arbitration proceedings pursuant to this Clause 19, this Agreement shall remain in full force and effect in all respects except for the matter under arbitration and the parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

20	GOVERNING LANGUAGE

This Agreement is written in English. If this Agreement is translated into another language, the English version shall prevail.

21	INDEMNITIES

21.1	Investors Indemnities

The Company, the Founders and the FounderCos shall jointly and severally indemnify the Investors, and hold each of them harmless, on demand against any loss, damage, payment, liability or cost suffered or incurred by such Investor as a result of or which arises out of or in connection with the following matters: (i) any breach or enforceability of the VIE Agreements; (ii) any breach of Clause 5.2, 5.4, 5.5, 6.1, 6.2 , 8 or 9 of this Agreement.

SCHEDULE 1

FORM OF DEED OF ADHERENCE

THIS DEED is made the day of 2014 by [ ] of [ ] (the "New Shareholder") and is supplemental to the Shareholders Agreement dated [date] 2014 made among Sonic Force Limited, Blink Milestones Limited and Liu Jiang, Elite Vessels Limited and Zhang Rongming, Prosper Macrocosm Limited and Shen Dongri, Iconic Ocean Limited and Bao Yueqiao, Golden Liberator Limited and Longqi, Celestial Radiant Limited and Wulan (“Founders and FounderCos”), CMC ACE HOLDINGS LIMITED, KONGZHONG CORPORATION (“Investors”), 北京联众互动网络股份有限公司, 北京联众家园网络科技有限责任公司, and OURGAME INTERNATIONAL HOLDINGS LIMITED (“Company”) (such agreement as amended, restated or supplemented from time to time, the "Shareholders Agreement").

WITNESSETH as follows:

1.	The New Shareholder confirms that it has been supplied with a copy of the Shareholders Agreement and of all amendments, restatements and supplements thereto and hereby covenants with the Founders and FounderCos, the Investors and the Company to observe, perform and be bound by all the terms and conditions of the Shareholders Agreement which are capable of applying to the New Shareholder to the intent and effect that the New Shareholder shall be deemed as and with effect from the date hereof to be a party to the Shareholders Agreement and to be a Shareholder (as defined in the Shareholders Agreement).

2.	The address and facsimile number at which notices are to be served on the New Shareholder under the Shareholders Agreement and the person for whose attention notices are to be addressed are as follows:

Name of party	Address	Marked for the attention of

Sonic Force Limited	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.	Liu Jiang

Blink Milestones Limited	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.	Liu Jiang

Liu Jiang	No. 8, West Street, You An Men, Xuanwu District, Beijing	Liu Jiang

Elite Vessels Limited	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.	Zhang Rongming

Zhang Rongming	No. 2105, Building 107, First Residential Zone, Nanhu dongyuan, Chaoyang District, Beijing	Zhang Rongming

Prosper Macrocosm Limited	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.	Shen Dongri

Shen Dongri	25th Floor, North Ring Center,18th Yumin Road, Xicheng District, Beijing	Shen Dongri

Iconic Ocean Limited	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.	Bao Yueqiao

Bao Yueqiao	Room 103, Building 818, Huangzhuang Community, Zhongguancun, Haidian District, Beijing	Bao Yueqiao

Golden Liberator Limited	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.	Long Qi

Long Qi	Room 4502, Building 2, No.53 Huacheng Road, Tianhe District, Guangzhou, Guangdong	Long Qi

Celestial Radiant Limited	Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.	Wu Lan

Wu Lan	Room 1104, Block 10, Moma Road, No.1 Xiang He Yuan, Dongcheng District, Beijing	Wu Lan

Company	16F Tower B Fairmont, No.1Building, 33#Community,Guangshu n North Street, Chaoyang District, Beijing 100102 CHINA	Yang Eric Qing

CMC ACE HOLDINGS LIMITED	Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1- 1111, Cayman Islands	Chen Xian

KONGZHONG CORPORATION	35F, Tengda Plaza, No.168 Xizhimenwai Street, Haidian District, Beijing, China.	Fan Tai

Words and expressions defined in the Shareholders Agreement shall have the same meaning in this Deed. This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS whereof the New Shareholder have executed this Deed the day and year first above written.

THE COMMON SEAL of [ ])
was hereunto affixed )
in the presence of: )

(Director)

(Director/Secretary)

SCHEDULE 2

FORM OF ARTICLES OF ASSOCIATION

SCHEDULE 3

MANAGEMENT INCENTIVE SHARES

Eligible Employee	% of Outstanding Share Capital
Eric YANG (杨庆)	2.5%
Frank NG (伍国樑)	2.5%
Peng ZHANG (张鹏)	1.0%

SCHEDULE 4

OTHER COVENANTS

1.	Compliance with Law

The Company shall, and shall cause each Group Company to, and the Founders and FounderCos shall (in respect of clause (b)(iii) only): (a) obtain and maintain in full force and effect all necessary and material authorizations, waivers, permits, licenses, consents, approvals, certificates, qualifications, grants or other authorisations, and all filings, notifications or registrations in connection with its business, (b) (i) fully comply with, and ensure the online games offered by the Group do not constitute gambling activities prohibited under, the Applicable Laws in the PRC in relation to gambling activities, including but not limited to the Notice on Regulating Operation Order of Online Games and Inspection of Gambling via Online Games (关于规范网络游戏经营秩序查禁利用网络游戏赌博的通知 ), the Notice on Strengthening the Administration of Online Game Virtual Currency (关于加强网络游戏虚拟货币管理 工作的通知) and the Interim Measures for the Administration of Online Games (网 络游戏管理暂行办法) issued by the relevant Government Authority of the PRC, (ii) not conduct any acts prohibited by such Applicable Laws in its operation of online games or offer or promote its online games as a tool for gambling and (iii) procure that each of its Affiliates will not, directly or indirectly, either alone or in conjunction with or on behalf of any other person, establish, operate or become interested in any person that operates a business involving the trading of virtual currency or tokens, including of the Company, other than the legal sale of virtual currency or tokens in the ordinary course of the Company’s business of operating online games, and (c) comply with all Applicable Laws in all material respects.

2.	VIE Agreements

Each Group Company, the Founders and FounderCos shall procure that the VIE Agreements will remain in full force and effect and be complied with by the parties thereto, and shall not be amended, supplemented or terminated without the prior written consent of the Investors. The VIE Entity, and each of the Founders, as shareholders of the VIE Entity, shall also procure that the VIE Entity will, effectively implement, and comply with its obligations under the VIE Agreements. Upon the request of the Investors or as required by Applicable Law and listing rules, the Initial Registration Amount (in Chinese “初始登记金额”, as defined in the equity pledge agreement of the VIE Agreements) shall be adjusted upward to a higher amount of no less than 10 times the most recent fiscal year’s Net Profit After Tax of the Group. Each of the Founders and FounderCos and each Group Company shall take any and all necessary actions to procure the completion of such adjustment of the Initial Registration Amount and the registration or filing with competent PRC authorities (including authority in charge of administration of industry and commerce) of such adjustment of Initial Registration Amount.

3.	Adjustment for Consolidation Purpose

In the event that the Company or the Investors are advised by the Company’s auditor that the Company may not be able to consolidate the income statement, balance sheet, statement of cash flows, and financial position of the WFOE and the VIE Entity in compliance with IFRS, the Company, the WFOE, the VIE Entity, the FounderCos, and the Founders shall take such actions as may be necessary in order to ensure that the Company can consolidate the income statement, balance sheet, statement of cash flows, and financial position of the WFOE and the VIE Entity in compliance with the relevant standards of IFRS, including without limitation amendment of the VIE Agreements.

4.	Compliance with Listing Requirements

Each of the Investor 2 and the Company (the “Supporter”) shall use its best efforts to do or refrain from doing anything that is necessary to enable, support or facilitate the other party (the “Supportee”) to comply with Applicable Laws and, rules of listing authorities, stock exchanges on which such Supportee’s shares are listed or traded, by way of examples only, providing financial statements in a timely manner to the Supportee, allowing such supportee’s auditor to do necessary review of its accounts or financial accounts or have necessary discussions with its management.

5.	Public Filings

The Company shall, and the Founders and the FoundersCos shall cause the Company to, (a) ensure that (i) none of the prospectus or any offering circular in connection with any initial public offering of the Company contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading, (ii) all forecasts and estimates, if any, contained in the prospectus or any offering circular in connection with any initial public offering of the Company have been made after due and careful consideration and on the bases and assumptions referred to therein and represent or will continue to represent reasonable and fair expectations honestly held based on facts known to the Company, any member of the Group and their respective directors, and there are and will be no other material bases and assumptions on which such forecasts or estimates have been prepared other than the bases and assumptions referred to in each of the prospectus and preliminary offering circular in which such forecasts or estimates are contained and (iii) comply in all material respects with the relevant listing rules in connection with such initial public offering of the Company and (b) after a Qualified IPO, remain current in its obligations to file and furnish all reports, schedules, forms, proxy statements and other documents with the Hong Kong Stock Exchange required to be filed or furnished by it under the Hong Kong Listing Rules.

6.	Reorganization

Each of the Founders shall provide prior to its execution any document relating to the Post-Closing Reorganization Steps (as defined in the Subscription Agreement) including to the Option Award Agreements (as defined in the Subscription Agreement which shall be provided at least a week prior to their proposed execution) to the Investors for their comments and shall take into account the Investors’ comments thereon.

7.	SAFE Registration

Each of the Founders shall file with competent counterparts of SAFE in respect of any change of any interest of the Company held by such Founders and complete SAFE registration of such changes pursuant to Notice 75 on a continuously basis after the Closing. In particular, any application of registrations or filings as a result of or with respect to the Reorganization or transactions under the Subscription Agreement, shall be submitted to the competent counterpart of SAFE with 10 Business Days after the Completion, and such registrations or filings as a result of or with respect to the Reorganization or transactions under the Subscription Agreement shall be completed by the end of May, 2014.

8.	Shareholder Loan

The Group, the Founders and FounderCos shall procure that the full repayment of the Shareholder Loan shall be made by Mr Liu and Mr Bao before February 26th, 2014. The tax liabilities incurred by reason of the Shareholder Loan, if any, shall be borne or indemnified by the borrower of such Shareholder Loan and shall not have adverse effects on the Qualified IPO. Mr Liu and Mr Bao shall hold the Company harmless and indemnify the Company against any loss, damage or liability incurred by the Company in connection with the Shareholder Loan.

9.	Special Dividend

The Group, the Founders and FounderCos shall undertake and procure that (i) the distribution of Special Dividend would not result in any Group Company being unable to pay its debts as they fall due in the ordinary course of business, (ii) such distribution of Special Dividend are not prohibited by the Company’s memorandum of association and articles of association and Applicable Laws, and (ii) such distribution of Special Dividend would not result in any adverse effect to the Company’s listing application and its valuation upon public offering.

10.	Pledge Registration Application

10.1	Each of the Founders and the Company shall provide all information and take all actions and execute all documents necessary to authorize, facilitate and cooperate with the Investors for the completion of all necessary procedures under the Applicable Laws of the PRC for the submission of the application for the Pledge Registration (as defined in the Subscription Agreement) by the Investors, as the agents of the responsible parties for the Pledge Registration, no later than thirty (30) Business Days after the execution of the VIE Agreements.

10.2	Notwithstanding clause 10.1, if the Investors, as the agents of the responsible parties for the Pledge Registration, are unable to file the application for the Pledge Registration for any reason, each of the Founders and the Company shall take all actions and execute all documents necessary to ensure completion of the Pledge Registration within sixty (60) Business Days after the execution of the VIE Agreements.

10.3	For the avoidance of doubt, the failure of the Investors to file the application for the Pledge Registration or complete the Pledge Registration shall not constitute a defense for the VIE Entity or its shareholders failure to observe or perform any of the covenants or agreements under the VIE Agreements and the parties thereto shall continue to be bound by the terms of the VIE Agreements.

SCHEDULE 5

WARRANTIES

1.	The VIE Agreements (individually or taken together) do not violate any Applicable Laws.

2.	Each of the VIE Agreements has been duly authorized, executed and delivered by the parties thereto and, individually and collectively, constitute valid and binding agreements, enforceable by the parties thereto in accordance with their respective terms. The execution, delivery and performance of each of the VIE Agreements by the parties thereto do not result in a breach or violation of any of the terms and provisions of the constitutional documents or the business license of any Group Company.

3.	Each step undertaken by the Group under the Reorganization is carried out in compliance with all Applicable Laws (including, without limitation, rules and regulations of SAFE and any other applicable PRC rules and regulations) and all Permits with respect to such steps taken as of the date of this Agreement have been obtained from the Government Authorities.

4.	None of the Founders or the FounderCos or any of their respective Affiliates have, directly or indirectly, either alone or in conjunction with or on behalf of any other person, established, operated or become interested in any person that operates a business involving the trading of virtual currency or tokens other than the legal sale of virtual currency or tokens, including of the Company.

EXECUTED by the parties on the date first written above:

Sonic Force Limited

/s/ Liu Jiang

Name: Liu Jiang

Title: Director

Blink Milestones Limited

/s/ Liu Jiang

Name: Liu Jiang

Title: Director

Liu Jiang

/s/ Liu Jiang

Elite Vessels Limited

/s/ Zhagn Rongming

Name: Zhang Rongming

Title: Director

Zhang Rongming

/s/ Zhagn Rongming

Proper Macrocosm Limited

/s/ Shen Dongri

Name: Shen Dongri

Title: Director

Shen Dongri

/s/ Shen Dongri

Iconic Ocean Limited

/s/ Bao Yueqiao

Name: Bao Yueqiao

Title: Director

Bao Yueqiao

/s/ Bao Yueqiao

Golden Liberator Limited

/s/ Long Qi

Name: Long Qi

Title: Director

Long Qi

/s/ Long Qi

Celestial Radiant Limited

/s/ Wu Lan

Name: Wu Lan

Title: Director

Wu Lan

/s/ Wu Lan

Ourgame International Holdings Limited

/s/ Yang Eric Qing

Name: Yang Eric Qing

Title: Director

Beijing Lianzhong Garden Network Technology Co., Ltd.

/s/ Ng Kwok Leung

Name: Ng Kwok Leung

Title: Director

Beijing Lianzhong Co., Ltd

/s/ Li Jin

Name: Li Jin

Title: Legal Representative

CMC ACE HOLDINGS LIMITED

/s/ Li Huaiyu

Name: Li Huaiyu

Title: Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representative to execute this Agreement as of the date and year first above written.

KongZhong Corporation

(seal)

Name:

Title:

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